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Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-124094), the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-34362, 33-62648, 333-117382, 333-42231 and 333-52175), and Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061) of Phelps Dodge Corporation and Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-139252) of Freeport-McMoRan Copper & Gold Inc. of our report dated February 23, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona
February 27, 2007